Exhibit 99.1

1180 Veterams Blvd. South San Francisco, CA 94080 Main Phone: 650.624.1100 FAX: 650.624.1101 http://www.rigel.com

Rigel Announces First Quarter 2006 Financial Results

South San Francisco, Calif., - May 2, 2006 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today reported financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, Rigel reported a net loss of $8.5 million, or $0.34 per share, compared to a net loss of $11.2 million, or $0.57 per share, in the first quarter of 2005. Weighted average shares outstanding for the first quarters of 2006 and 2005 were 24.8 million and 19.7 million, respectively.

Rigel reported revenue from collaborations of $9.9 million in the first quarter of 2006, compared to $2.6 million in the first quarter of 2005. The increase in 2006 revenue was due primarily to milestone payments and upfront license fees related to the collaboration with Serono as well as ongoing collaborations with Pfizer and Merck.

Total operating expenses were $19.7 million in the first quarter of 2006, compared to operating expenses of $14.0 million in the first quarter of 2005. Stock based compensation represented $5.0 million of this increase as $3.6 million was recorded pursuant to the newly implemented accounting rules related to FAS 123R compared to a recovery of stock based compensation of $1.5 million in the first quarter of 2005. The remainder of the increase in operating expenses was primarily attributable to increases in preclinical and clinical costs associated with R788, our lead product candidate, and personnel expenses.

As of March 31, 2006, Rigel had cash, cash equivalents and available-for-sale securities of $128.4 million compared to $138.2 million at December 31, 2005, reflecting $9.8 million net cash used for the quarter.

“R788, our lead product candidate addressing autoimmune diseases, continues to advance in the clinic and we anticipate beginning two separate clinical efficacy studies for rheumatoid arthritis and immune thrombocytopenic purpura (ITP) in the second half of 2006,” said James M. Gower, chairman and chief executive officer of Rigel. “Our pharmaceutical collaborations are moving along. During the first quarter we achieved important milestones with Merck and Serono. Merck has identified several potential targets for ubiquitin ligase development and is moving forward with these. Additionally, we received a $5.0 million milestone payment from Serono in January related to the Investigational New Drug (IND) application for R763 and we expect Serono to begin clinical development later this year.”

About Rigel (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory diseases, cancer and viral diseases. Our goal is to move one new product candidate for a significant indication into the clinic each year. We have achieved this goal since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in strategic collaborations with large pharmaceutical partners to develop and market our product candidates. We have product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia, and asthma and allergy, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to Rigel’s plans to pursue clinical development of product candidates and the timing thereof, the potential efficacy of product candidates and the sufficiency of financial resources. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2005. Rigel does not undertake any obligation to update forward-looking statements.

Contact: Jim Welch
Phone: 650.624.1176
Email: invrel@rigel.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenues:
Contract revenues from collaborations	$9,897	$2,618

Operating expenses:
Research and development	12,790	12,200
General and administrative	3,363	3,315
Stock-based compensation expense/(recovery) (see Note A)	3,561	(1,468)
Total operating expenses	19,714	14,047
Loss from operations	(9,817)	(11,429)
Interest income, net	1,348	265
Net loss	$(8,469)	$(11,164)
Net loss per common share, basic and diluted	$(0.34)	$(0.57)
Weighted average shares used in computing net loss per common share, basic and diluted	24,816	19,713

Note A

Stock-based compensation expense/(recovery) excluded from:
Research and development	$1,921	$(1,027)
General and administrative	1,640	(441)
	$3,561	$(1,468)

SUMMARY BALANCE SHEET DATA

(in thousands)

	March 31,	December 31,
	2006	2005(1)
	(unaudited)

Cash, cash equivalents and available for sale securities	$128,367	$138,196
Total assets	138,466	147,668
Stockholder’s equity	103,784	108,588

(1) Derived from audited financial statements